Exhibit 99.1

NEWS RELEASE

PayPal Appoints Enrique Lores as Chief Executive Officer and David W. Dorman as Independent Board Chair

2026-02-03

SAN JOSE, Calif., Feb. 3, 2026 /PRNewswire/ — PayPal Holdings Inc. (NASDAQ: PYPL) today announced that its Board of Directors has appointed Enrique Lores as President and CEO, effective March 1, 2026. Lores, who has served on the PayPal Board for nearly five years and as Board Chair since July 2024, succeeds Alex Chriss. To ensure a seamless transition, Jamie Miller, Chief Financial and Operating Officer, will serve as Interim CEO until Lores assumes the role. David W. Dorman has been appointed as Independent Board Chair, effective immediately.

Today’s appointment follows a detailed evaluation conducted by the Board of Directors on the current position of the company relative to its competition and the broader industry landscape. While some progress has been made in a number of areas over the last two years, the pace of change and execution was not in line with the Board’s expectations. The Board is confident that the appointment of Lores, a seasoned executive with more than three decades of technology and commercial experience, will provide the leadership necessary to lead PayPal into its next chapter.

“Enrique is widely recognized as a visionary leader who prioritizes customer-centric innovation with demonstrable impact. His strong track record leading complex transformations and disciplined execution on a global basis will ensure PayPal maintains its leadership of the dynamic payments industry now and into the future,” said Dorman. “I look forward to continuing to work with the Board and supporting Enrique as he takes on the CEO role.”

Lores joins PayPal after more than six years as President and CEO of HP Inc., where he successfully led the company through a period of strategic transition and innovation, expanding the business beyond its traditional PC and printing roots into services, subscriptions, and emerging future-of-work solutions, including AI-enabled offerings. He was also the lead architect of and built on the HP/HPE separation, strengthening operating discipline, simplifying the cost structure, and positioning the company for long-term innovation.

“We will further strengthen the culture of innovation necessary to deliver long-term transformation and balance this with near-term delivery, executing with greater speed and precision, and holding ourselves accountable for consistent delivery quarter on quarter, to further assert PayPal’s industry leadership position,” said Lores. “The payments industry is changing faster than ever, driven by new technologies, evolving regulations, an increasingly competitive landscape, and the rapid acceleration of AI that is reshaping commerce daily. PayPal sits at the center of this change, and I look forward to leading the team to accelerate the delivery of new innovations and to shape the future of digital payments and commerce.”

The Board has a fundamental belief that PayPal’s long-term success is grounded in its global scale, data, and the strength of its consumer, merchant, and partner relationships, combined with the quality and speed of its execution. In an increasingly competitive landscape, the company’s value proposition is delivered through the combined power of its two-sided platform, operational rigor, risk capabilities, and developer experience.

The Board would like to thank Alex Chriss for his contributions over the past two and a half years, including the role he has played to monetize Venmo and grow the BNPL business. He has led with a customer-first mindset and made progress in modernizing the PayPal platform.

Chriss added: “I am proud to have had the opportunity to lead such a great company and work with such a talented team. Now is the right time to make a transition to a seasoned leader who can take the company through its next phase of transformation. I have enjoyed a great working relationship with Enrique, and I am certain he is the right person to meet that challenge.”

About PayPal

PayPal has been revolutionizing commerce globally for more than 25 years. Creating innovative experiences that make moving money, selling, and shopping simple, personalized, and secure, PayPal empowers consumers and businesses in approximately 200 markets to join and thrive in the global economy. For more information, visit https://www.paypal.com, https://about.pypl.com/, and https://investor.pypl.com/.

Investor Relations Contact

investorrelations@paypal.com

Media Relations Contact

mediarelations@paypal.com

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-lores-as-chief-executive-officer-and-david-w-dorman-as-independent-board-chair-302677544.html

SOURCE PayPal Holdings, Inc.

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